PROSPECTUS Dated January 24, 2001       Amendment No. 1 dated October 8, 2002 to
PROSPECTUS SUPPLEMENT                               Pricing Supplement No. 56 to
Dated January 24, 2001                      Registration Statement No. 333-47576
                                                          Dated October 17, 2001
                                                                  Rule 424(b)(3)

                                 Morgan Stanley
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                           -------------------------

                          8% SPARQS due April 15, 2003
                          Mandatorily Exchangeable for
          American Depositary Receipts Representing Ordinary Shares of
                               NOKIA CORPORATION

     Stock Participation Accreting Redemption Quarterly-pay Securities(SM)
                                 ("SPARQS(SM)")

This Amendment No. 1 to the accompanying pricing supplement, prospectus supplement and prospectus reflects an amendment to the terms of the 8% SPARQS due April 15, 2003, Mandatorily Exchangeable for American Depositary Receipts Representing Ordinary Shares of Nokia Corporation, which we refer to as the SPARQS, issued by Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The amendment became effective on October 8, 2002 and relates to the price-triggered or delisting-triggered acceleration event described in the accompanying pricing supplement. The other terms of the SPARQS have not changed and are set forth in the accompanying pricing supplement, prospectus supplement and prospectus.

Pursuant to the amendment, the definition of Acceleration Event on PS-13 of Pricing Supplement No. 56 is replaced in its entirety by the following:

Acceleration Event......................If on any date (i) the product of the
                                        Market Price per Nokia ADR and the
                                        Exchange Ratio is less than $2.00 or
                                        (ii) Nokia ADRs are not listed on a
                                        United States national securities
                                        exchange and have not been replaced by
                                        Nokia ordinary shares listed on a
                                        United States national securities
                                        exchange, the Maturity Date of the
                                        SPARQS will be deemed to be accelerated
                                        to such date (the "date of
                                        acceleration"). Upon such acceleration,
                                        you will receive per SPARQS on the
                                        third Business Day following the date
                                        of acceleration, but in no event later
                                        than the scheduled Maturity Date (the
                                        "date of delivery"):

                                            o    a number of Nokia ADRs at the
                                                 then current Exchange Ratio;
                                                 and

                                            o    accrued but unpaid interest
                                                 to but excluding the date of
                                                 delivery plus an amount of
                                                 cash as determined by the
                                                 Calculation Agent equal to
                                                 the sum of the present values
                                                 of the remaining scheduled
                                                 payments of interest on the
                                                 SPARQS (excluding any portion
                                                 of such payments of interest
                                                 accrued to the date of
                                                 delivery) discounted to the
                                                 date of delivery based on the
                                                 interpolated U.S. dollar zero
                                                 swap rate from and including
                                                 the date of delivery to but
                                                 excluding each applicable
                                                 payment date.

                                        Holders will not be entitled to receive
                                        the return of the $19.50 principal
                                        amount of each SPARQS upon an
                                        Acceleration Event.

The amendment does not relate to or change the different amounts payable to you upon (x) an acceleration that occurs because Nokia is subject to a reorganization event in which holders of Nokia ADRs receive only cash, as described in paragraph 5 under "Description of SPARQS--Antidilution Adjustments," or (y) an acceleration event that occurs following an event of default with respect to the SPARQS, as described under "Description of SPARQS--Alternate Exchange Calculation in Case of an Event of Default."